EXHIBIT 99.1

Press Release

Source: Wackenhut Corrections Corporation

WCC Announces Agreement to Sell Its Interest in UK Joint Venture

Thursday May 8, 7:29 am ET

BOCA RATON, Fla., May 8 /PRNewswire-FirstCall/ — Wackenhut Corrections Corporation (NYSE: WHC — News; “WCC”) WCC announced today that it has reached an agreement to sell its one-half interest in its UK joint venture to its partner, Serco Investments Limited (“Serco”). WCC will sell its 50 percent joint venture interest to Serco at a price equal to 90 percent of its fair market value, as determined by a panel of valuation experts. It is expected that the fair market value determination will be completed by mid-July 2003. As a result of the agreement, WCC has dismissed its lawsuit in the UK challenging Serco’s claimed right to acquire WCC’s interest in the joint venture as a result of the merger between WCC’s former parent company, The Wackenhut Corporation, and Group 4 Falck in May 2002. WCC currently anticipates that it may use the proceeds from the sale of its joint venture interest to acquire a prison or mental health services business or otherwise expand those businesses.

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George C. Zoley, Chairman and Chief Executive Officer of WCC said: “We have decided that it is in the best interests of our shareholders for WCC to discontinue its present joint venture prison business relationship in the UK. The sale of our interest in the UK joint venture coincides nicely with our current plans to acquire our parent company’s controlling interest in WCC and to pursue our plans for further growth and independence.”

WCC is a world leader in the delivery of correctional and detention management, medical and mental health rehabilitation services and other diversified services to federal, state and local government agencies around the globe. The Company currently has 59 contracts and/or awards representing 68 facilities in the United States, Australia, England, Scotland, Wales, South Africa, New Zealand, and Canada with a total design capacity of approximately 42,000 beds. WCC also provides prisoner transportation services, electronic monitoring for home detainees, correctional health care and mental health services. WCC offers government agencies a turnkey approach to the development of new correctional and mental health institutions that include design, construction, financing and operations.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could materially affect actual results. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) WCC’s ability to use the proceeds from the sale of its UK joint venture interest to acquire a prison or mental health services business on satisfactory terms; (2) risks associated with WCC’s ability to control operating costs associated with contract start-ups; (3) WCC’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into WCC’s operations without substantial costs; (4) WCC’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (5) WCC’s ability to sustain company-wide occupancy rates at its facilities; and (6) other factors contained in WCC’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.